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                                                                    Exhibit 23.1
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                        CONSENT OF INDEPENDENT AUDITORS
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The Board of Directors
JP Foodservice, Inc.:

          We consent to incorporation by reference in this registration statement on Form S-8 of JP Foodservice, Inc. and Subsidiaries of our report dated August 11, 1997, relating to the consolidated balance sheet of JP Foodservice, Inc. and Subsidiaries as of June 28, 1997, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year then ended, and all related schedules, which report appears in the Annual Report on Form 10-K for the fiscal year ended June 28, 1997 of JP Foodservice, Inc. and Subsidiaries.


KPMG PEAT MARWICK LLP

Baltimore, Maryland
October 2, 1997